EXHIBIT 5

                             WILLIAM J. HICKEY, ESQ.
                                     LAWYER
                           100 Sunrise Way, Suite 430
                         Palm Springs, California 92262
                               Tel. (760) 320-7659
                               Fax (760) 320-7880

February 5, 2004

Capco Energy, Inc.
2922 E. Chapman, Ste.202
Orange, CA 92869

RE:     Capco Energy, Inc. Registration Statement on Form S-8

     At your request, I have acted as counsel to Capco Energy, Inc., a Colorado corporation (the "Company"), and am familiar with the proceedings and documents relating to the proposed registration by the Company, through a Registration Statement on Form S-8 (the "Registration Statement"), to be filed by the Company with the Securities and Exchange Commission, of options to acquire 600,000 shares of Common Stock of the Company (the "Options"), the Options are to be issued to Lawrence I, Kravetz ("Kravetz") pursuant to the Stock Option Agreement between the Company and Kravetz..

     For the purposes of rendering this opinion, I have examined originals and photocopies of certified copies of such corporate records, agreements and other documents of the Company as I have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In my examination, I have assumed the genuineness of all signatures, the authenticity, accuracy and completeness of the documents submitted to me as originals, and the conformity with the original documents of all documents submitted to me as copies.
My examination was limited to the following documents and no others:

     1.   Certificate of Incorporation of the Company, as amended to date;

     2.   By-Laws of the Company, as amended to date;

     3. Resolutions adopted by the Board of Directors of the Company authorizing the Agreements and the issuance of the Shares;

     4.   Consulting Agreement;

     5.   Amendment to Consulting Agreement

     6.   1999 Incentive Equity Plan.

     I have not undertaken, nor do I intend to undertake, any independent investigation beyond such documents and records, or to verify the adequacy or accuracy of such documents and records.


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     Based on the foregoing, I am of the opinion that the Shares, when issued and paid for, will be duly authorized, validly issued, fully paid and non-assessable. The opinion set forth herein is based upon my review of Section 7-106-202 of Title 7 of the Colorado Revised Statutes as now in effect. I express no opinion as to any other laws of the State of Colorado or the laws of any other jurisdiction.

     The information set forth herein is as of the date of this letter. I disclaim any undertaking to advise you of changes which may be brought to my attention after the effective date of the Registration Statement.

     I consent to the use of this opinion as an exhibit to the Registration Statement.


                                          Very truly yours,

                                          /s/ William J. Hickey
                                          ---------------------
                                          William J. Hickey, Esq.

WJH/st


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